Exhibit 10.41

APACHE CORPORATION

2016 EMPLOYEE RELEASE AND SETTLEMENT AGREEMENT

The parties to this Agreement are APACHE CORPORATION (“Apache”) and Thomas E. Voytovich (“Employee”).

This document describes the agreements of Apache and Employee concerning the termination of Employee’s employment with Apache. This Agreement and the severance pay and other benefits described below give valuable consideration to both Apache and Employee.

Termination of Employment Relationship: Apache and Employee have agreed that Employee’s employment relationship with Apache will terminate on November 30, 2015 (the “Termination Date”). Apache and Employee both agree that Employee will “separate from service” (for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on November 30, 2015.

Termination Pay: Apache will pay Employee the following as soon as reasonably practical following the Termination Date:

•	Employee’s regular pay through the Termination Date.

Such amounts shall be subject to all lawful deductions and withholding for taxes.

Severance Pay: Subject to this Agreement becoming effective and Employee confirming to Apache in writing that he has not exercised his right to revoke this Agreement during the 7 days after signing it, Apache will pay Employee a lump sum amount of $1,933,333 of Severance Pay.

The Severance Pay has been subject to arms’ length negotiations between the parties and thus is not deferred compensation subject to Code section 409A. The Severance Pay will be subject to all lawful deductions and withholding for taxes and will be paid as soon as administratively practical after Employee confirms that this Agreement has become effective, that Employee did not revoke this Agreement within 7 days after signing it, and that the time for revocation has passed.

Additional Severance Benefits: Subject to this Agreement becoming effective and subject to any delay in payment required by Code section 409A, Apache will provide Employee with the following additional Severance Benefits:

•	Prorated vesting of outstanding unvested restricted stock units and stock options, conditioned upon Employee’s compliance with his obligations under this Agreement. Prorated Vesting of outstanding unvested restricted stock units shall mean the number of shares as reflected in the column “Prorated Award Based on Days” under the heading “Restricted Stock Unit Grants (RSUs)” as provided in the attached Exhibit A. Prorated Vesting of outstanding unvested stock options shall mean the number of shares as reflected in the column “Prorated Award Based on Days” under the heading “Non-Qualified Stock Option Grants (SOs)” as provided in the attached Exhibit A. Distribution of restricted stock units will occur as soon as permissible under Code section 409A.

•	Extended exercise period for vested stock options, including the prorated portion, to full term (10 year anniversary of the grant date).

•	In accordance with their terms, any outstanding TSR will be immediately void and forfeited as of the effective date of this Agreement. However, in the event that the TSR performance goals related to such grants are achieved at the conclusion of each respective performance period, then Employee shall receive prorated vesting of TSR performance awards, based on time in performance period, conditioned upon Employee’s compliance with his obligations under this Agreement. Prorated Vesting of TSR performance awards shall mean the number of shares reflected in the column “Prorated Award Based on Days” under the heading “Performance Shares” as provided in the attached Exhibit A. Results of the TSR program will be calculated at the end of the performance period and, if a payout is warranted, awards will be paid in cash according to the performance program’s vesting schedule. In the event that the TSR performance goals related to such grants are achieved at the conclusion of each respective performance period, then as soon as practicable following the first business day following the applicable vesting dates set forth below, provided that Employee is then in compliance with the provisions of this Agreement, Apache will pay Employee a cash amount equal to the fair market value of a share of common stock of Apache (determined at the close of the third trading day preceding the payment date) multiplied by the number of prorated units indicated below. Because FICA taxation will occur when the performance goal is met, and Employee will not be receiving payment at that time, Employee’s share of FICA taxes will be paid by reducing the cash amount payable to Employee.

Condition Precedent	Vesting Date	Number of Prorated Units
2013 TSR Goal Achieved	12/31/15	50% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 9,776

2013 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 9,776

2013 TSR Goal Achieved	12/31/17	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 9,776

2014 TSR Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 6,216

2014 TSR Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 6,216

•	Accelerated vesting of the 6,000 outstanding restricted stock units granted on May 22, 2012 and 16,800 outstanding restricted stock units granted on November 11, 2013 in accordance with your grant agreements. The restricted stock units will be settled as soon as administratively possible following the date of termination.

•	Awards made under the 2014 Business Performance Share Program will vest according to the schedule specified in the grant agreement.

•	Provide COBRA subsidy for dental and vision plans at active rates for the first 12 months following the Termination Date. The former Employee is required to file the application in accordance with COBRA guidelines. Subsequently, you may continue coverage under COBRA by paying the monthly premiums.

•	Being that the Employee is age 55 or older with at least 5 years of service on the Termination Date, the Employee can elect coverage under the Retiree Medical Plan. The first 12 months of coverage will be provided at active employee rates. Thereafter, the Employee’s rate will be based on the Retiree Medical Plan’s regular age + service premium table, calculated with three additional years of service credit.

•	Outplacement assistance as arranged by Apache.

Employee Acknowledgement: Employee acknowledges that the Severance Pay and Severance Benefits are consideration over and above that to which Employee otherwise would be entitled upon termination of employment, and are paid in consideration for this Agreement.

Resignations, Amendments, and Further Assurances: Employee agrees to resign from all positions he holds with Apache and its affiliates forthwith and to sign all documents necessary to effectuate his resignations. Employee agrees to sign and deliver such other documents that are necessary and appropriate to effectuate the purposes of this Agreement including, but not limited to, amendments to equity grant agreements.

Release by Employee: In consideration of receipt of the Severance Pay and Severance Benefits, Employee hereby releases and waives, on behalf of himself, his heirs, estate, beneficiaries and assigns, all claims of any kind or character for loss, damage or injury arising from, based upon, connected in any way with, or relating to the following (“Claims”):

•	the employment of Employee by Apache, including the termination of Employee’s employment;

•	employment discrimination in violation of the Age Discrimination in Employment Act;

•	employment discrimination in violation of Title VII of the Civil Rights Act of 1964;

•	any violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

•	retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law;

•	failure to act in good faith and deal fairly;

•	injuries, illness or disabilities of Employee;

•	exposure of Employee to toxic or hazardous materials;

•	stress, anxiety or mental anguish;

•	discrimination on the basis of sex, race, religion, national origin or another basis;

•	sexual harassment;

•	defamation based on statements of Apache or others;

•	breach of an express or implied employment contract;

•	compensation or reimbursement of Employee;

•	unfair employment practices; and

•	any act or omission by or on behalf of Apache.

Claims Included: The Claims released and waived by Employee are those arising before the effective date of this Agreement, whether known, suspected, unknown or unsuspected, and include, without limitation:

•	those for reinstatement;

•	those for actual, consequential, punitive or special damages;

•	those for attorney’s fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims; and

•	those against Apache and/or Apache’s present, former and future subsidiaries, affiliates, employees, officers, directors, agents, contractors, benefit plans, shareholders, advisors, insurance carriers, and legal representatives (together with Apache the “Released Parties”). Apache and/or Apache’s present, former and future subsidiaries, affiliates, employees, officers, directors, agents, and benefit plans are herein referred to as the “Apache Parties” and each of them as an “Apache Party.”

Claims Excluded: Employee does not release or waive (1) any rights that may not by law be waived, (2) vested benefits, if any, to which Employee may be entitled pursuant to the terms of Apache’s benefits plans, including Employee’s right to any benefits under health, life or disability policies covering Employee and Employee’s right to all vested incentive compensation and the continued vesting thereof as described in this Agreement (for the avoidance of doubt,

Employee is, however, releasing and waiving any claim that he is subject to or covered by any Change of Control provisions), or (3) the right to recovery for breach of this Agreement by Apache, (4) Employee’s right to indemnity, contribution and a defense under any agreement, statute, by-law or company agreement or other corporate governance document (which Apache agrees will continue beyond the Termination Date, to the same extent as though Employee were still an executive officer of Apache), (5) Employee’s right to continuing coverage under all Apache directors’ and officers’, fiduciary, errors and omissions and general liability and umbrella insurance policies, (6) payment to Employee of any unpaid business or business travel expense payable under the Company’s usual practices, (7) distribution to Employee, as soon as practical after the effective date of this Agreement and consistent with the requirements of Code section 409A, applicable deferral agreements and governing terms of any Plan, previously vested but withheld shares of restricted stock, (8) Employee’s rights as an option holder, as a holder of restricted stock and as a shareholder; (9) any deferred compensation including Employee’s right to any payment or compensation that may be deferred because of compliance with Code section 409A; and (10) Employee’s rights as a retiree of Apache.

Agreement Not To Sue: Employee will not sue any Released Party for any released Claim. Excluded from this Agreement not to sue is Employee’s right to file a charge with an administrative agency or participate in an agency investigation. Employee is, however, waiving the right to receive money in connection with such charge or investigation. Employee is also waiving the right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Future Employment: The Apache Parties will not have any obligation to consider or accept any future employment or reinstatement application from Employee.

No Admission: Neither Apache nor Employee alleges or admits any wrongdoing or liability. Apache and Employee have executed this Agreement solely to avoid the expense of potential litigation. The additional Severance Pay and additional Severance Benefits described above fully compromise and settle any and all Claims of Employee.

Confidentiality: Employee and Apache will keep this Agreement strictly confidential, except that Employee may disclose this Agreement to his spouse, attorneys, bona fide prospective employers, financial and tax advisors and will cause Employee’s spouse, attorneys, bona fide prospective employers, financial and tax advisors to do likewise, and Apache may disclose this Agreement to its officials who need to see this Agreement and shall cause them to keep this Agreement strictly confidential, except, as to both parties, to the extent disclosure is necessary for tax, securities law and regulations, stock exchange rules, financial advice, tax advice and filings or other legal requirements.

Confidences: Employee will maintain the confidentiality of all Apache Party trade secrets, proprietary information, insider information, security procedures and other confidences that came into Employee’s possession or knowledge during employment by Apache. Employee will not use information concerning a Apache Party’s business prospects or practices to profit Employee or others. The parties understand Employee may elect to continue his professional activities and/or employment in the oil and gas exploration and development industry subsequent to the Termination Date. Accordingly, nothing in this Agreement shall prevent Employee from utilizing general knowledge, skills and experience he acquired during his employment with Apache. Further, nothing in this Agreement shall prevent Employee from using any public information that is generally known or reasonably accessible or available to him.

Property: Employee represents that Employee possesses no property of a Apache Party. If any Apache Party property comes into Employee’s possession before departure from Apache premises, or if the date of Employee’s termination is in the future, Employee will return the Apache Party property to Apache prior to departure from the Apache premises and without request or demand by Apache.

References: Apache may respond to inquiries from third parties about Employee’s employment with Apache by identifying only Employee’s date of hire, date of termination and position held at the time of termination of employment. Apache will have no obligation to provide further information to prospective employers of Employee.

Non-disparagement: Employee shall refrain from publishing any oral or written statements about the Company, any Apache Entity and/or any of the Apache Parties that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness. Likewise, the Apache Parties shall refrain from publishing any oral or written statements about Employee that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about his business affairs; or that constitute an intrusion into seclusion or private life; or that give rise to unreasonable publicity about his private life; or that places him in a false light before the public; or that constitute a misappropriation of his name or likeness.

Assistance in Legal Actions: Employee agrees that, upon request by Apache, Employee will assist Apache in the preparation, prosecution or defense of any claims or potential claims that may be made or threatened to be made against Apache and/or any member of the Apache Parties in any action, suit, or proceeding, whether civil, criminal, administrative, investigative or otherwise with respect to an event or occurrence during Employee’s term of employment (a “Proceeding’), and will assist Apache in the prosecution of any claims that may be made by Apache and/or any member of Apache Parties in any Proceeding. Such assistance will include, without limitation, executing truthful declarations or providing information in his possession or recollection requested by Apache and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. Employee also agrees, unless precluded by law, to promptly inform Apache if Employee is asked to assist in any investigation (whether governmental or otherwise) of Apache and/or any member of Apache Parties regardless of whether a lawsuit has been filed against Apache and/or any members of Apache Parties with respect to such investigation. Employee agrees to fully and completely cooperate with any investigations conducted by or on behalf of Apache and any member of Apache Parties. Apache agrees to reimburse Employee for all reasonable out-of-pocket expenses associated with such assistance, including travel expenses, and agrees to indemnify Employee for all costs and liabilities (including without limitation, legal fees) the same as though Employee were still an executive officer of Apache to the fullest extent permitted by Delaware law for such an executive officer. Notwithstanding anything to the contrary in this paragraph, Employee’s obligations under this paragraph shall expire on the fifth anniversary of the Termination Date, shall be scheduled so as to not unreasonably conflict with Employee’s then-current employment, and shall not exceed 10 hours per case per year of court time or preparation time with lawyers, without Employee’s consent.

Covenants of Employee: Because of the confidential information shared with Employee and in exchange for the Severance Pay and Severance Benefits described herein, Employee agrees (a) for a period of five years after the Termination Date, not to top lease acreage leased by Apache or its subsidiaries and not to assist any third party in doing so and (b) for a period of three years after the Termination Date, not to work for any company exploring for, or producing, oil, natural gas liquids, and/or natural gas (collectively, “Oil and Gas Operations”) in competition with Apache or its subsidiaries on the Termination Date in the following counties:

Andrews, Ector, Crane, Hemphill, Yoakum, and Winkler Counties, Texas;

Lea and Eddy Counties, New Mexico; and

Canadian, Grady and Roger Mills Counties, Oklahoma.

Notwithstanding the foregoing, Employee may at any time work for Sheridan Production Company, LLC (“Sheridan”) and, while Employee is employed by Sheridan, Employee shall not be restricted by clause (b) above from (i) assisting Sheridan or affiliates of which it is the general partner or for which it is the operator (“Sheridan Group”) in the acquisition of (x) additional working interests or mineral interests in properties owned by Sheridan Group as of the Termination Date (“Existing Sheridan Properties”) or (y) packages of mature, producing oil and gas properties containing no more than de minimis undeveloped acreage (collectively, “Permitted Acquisitions”); or (ii) assisting Sheridan Group in conducting Oil and Gas Operations on Existing Sheridan Properties or on Permitted Acquisitions.

Until the expiration of three years from the date hereof, Employee shall not, without the prior written consent or invitation of the Board of Directors of Apache, directly or indirectly, undertake to, or assist any third party in an effort to, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof) or assets of Apache or any of its subsidiaries (provided that the foregoing shall not apply to any acquisition by any of the Employee’s employer sponsored benefit plans in the ordinary course of business or to the acquisition of publicly traded securities of any class of Apache representing less than 5% of such class outstanding); (ii) any merger or other business combination or tender or exchange offer involving Apache or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Apache or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote or otherwise with respect to any voting securities of Apache, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Securities Exchange Act of 1934: (b) form, join or in any way participate in a “group” (as defined under the Securities

Exchange Act of 1934) with respect to Apache; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or polices of Apache; (d) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or encourage, any third party with respect to any of the matters set forth in this paragraph, or make any investment in any other person that engages, or offers or proposes to engage, in any of such matters (it being understood that, without limiting the generality of the foregoing, Employee shall not be permitted to act as a joint bidder with any other person with respect to Apache); (e) send any letter or document to an Apache Party or other person which might cause or require Apache or the Employee to make a public announcement regarding any of the types of matters set forth in this paragraph; or (f) disclose any intention, plan or arrangement inconsistent with this paragraph. The Employee agrees during such period not to request Apache (or its representatives or other officers, directors or employees), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

Non-solicitation: Because of the confidential information shared with Employee and in exchange for the payments described herein, for a period of three years following the Termination Date, Employee agrees not to directly or indirectly solicit any employee of Apache for employment elsewhere (i.e., employment with any person or entity other than Apache). Employee further agrees not to directly or indirectly solicit for employment elsewhere any employee of a third party entity to which Apache has a non-solicitation obligation in existence on the Termination Date.

Other Agreements: This is the entire agreement concerning the termination of Employee’s employment with Apache. Employee is not entitled to rely upon any other written or oral offer or agreement from Apache or any other person.

Amendment: This Agreement can be modified only by a document signed by both parties.

Successors: This Agreement benefits and binds the parties’ successors, including Employee’s estates and heirs.

Texas Law: This Agreement will be interpreted in accordance with the laws of the State of Texas.

Jurisdiction. Any legal proceeding arising as a result of, based upon, or relating to this Agreement, Employee’s employment or termination thereof shall be filed in and heard exclusively in Houston, Texas without regard to conflicts of law and Employee hereby irrevocably consents to the jurisdiction of such courts.

Enforceability: If any portion of this Agreement is unenforceable, the remaining portions of the agreement will remain enforceable and the unenforceable provisions, if any, shall be read down and modified to the maximum term that is enforceable under applicable law.

Fees and Costs: Regardless of any law to the contrary, if litigation is commenced concerning Employee’s employment, termination of employment or this Agreement, parties shall bear their own attorneys’ fees and expenses, court costs, experts’ fees and expenses, and all other expenses of litigation.

409A Compliance: The benefits provided under this Agreement are intended to comply with, or be exempted from, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder and shall be administered accordingly. This Agreement may be amended without the consent of the Employee in any respect deemed by Apache to be necessary in order to preserve compliance with, or exemption from, Code section 409A.

Assignment: Employee may not assign this Agreement without Apache’s express written consent.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY AND ALL CLAIMS OF EMPLOYEE AGAINST THE RELEASED PARTIES, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964.

THE ONLY PROMISES MADE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN INFORMED BY APACHE TO CONSULT WITH HIS/HER OWN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY EMPLOYEE’S ATTORNEY OR THAT EMPLOYEE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO APACHE’S RECOMMENDATION.

EMPLOYEE HAS BEEN ADVISED AND UNDERSTANDS THAT THE OFFER OF SEVERANCE PAY AND SEVERANCE BENEFITS CONTAINED IN THIS AGREEMENT SHALL REMAIN OPEN ONLY UNTIL JANUARY 27, 2016. IF EMPLOYEE HAS NOT FULLY EXECUTED AND RETURNED THIS AGREEMENT BY THAT DATE, THE OFFER HEREIN OF SEVERANCE PAY AND SEVERANCE BENEFITS IS AUTOMATICALLY WITHDRAWN WITHOUT FURTHER ACTION BY APACHE EFFECTIVE AS OF SUCH DATE.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT FOR 7 DAYS AFTER SIGNING IT. THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THAT TIME FOR REVOCATION HAS PASSED.

EMPLOYEE REPRESENTS THAT HE/SHE HAS CAREFULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT AND THAT HE/SHE HAS ENTERED INTO AND EXECUTED THIS AGREEMENT KNOWINGLY AND WITHOUT DURESS OR COERCION FROM APACHE OR ANY OTHER PERSON OR SOURCE.

EMPLOYEE	APACHE CORPORATION

/s/ Thomas E. Voytovich	/s/ Margery M. Harris
Thomas E. Voytovich	Margery M. Harris Executive Vice President, Human Resources

STATE OF TEXAS	§

§

COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 5 day of January, 2016, by Thomas E. Voytovich.

/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires:

SEAL Cynthia E. Smith

Notary Public, State of Texas

My Commission Expires

July 07, 2017

STATE OF TEXAS	§

§

COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 5 day of January, 2016, by Margery M. Harris, Executive Vice President, Human Resources of Apache Corporation.

/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires:

SEAL Cynthia E. Smith

Notary Public, State of Texas

My Commission Expires

July 07, 2017